UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.
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76 South Main Street
Akron, Ohio 44308

George M. Smart

Chairman of the Board

May 5, 2015

Dear FirstEnergy Shareholder:

As the chairman of your Board of Directors, I am dedicated to representing your interests and enhancing the value of your investment in FirstEnergy. With that objective in mind, I am sending this letter to provide information about some of the important items shareholders will vote on at the 2015 FirstEnergy Corp. Annual Meeting of Shareholders, to be held on May 19, 2015. A full explanation of these items can be found in the proxy statement that is available on our website at www.firstenergycorp.com/financialreports.

Your Board recommends that our shareholders vote “FOR” the following items:

•	Elect the 13 director nominees named in the proxy statement (Item 1)

•	Ratify the appointment of our independent registered public accounting firm for 2015 (Item 2)

•	Advisory vote to approve named executive officer compensation, also known as “Say-on-Pay” (Item 3)

•	Approve the FirstEnergy Corp. 2015 Incentive Compensation Plan (Item 4)

In addition, your Board recommends that you vote “AGAINST” the four shareholder proposals that appear on this year’s agenda (Items 5 through 8). A full explanation of our position on each of these items is available in our proxy statement.

Corporate Governance

Your Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Highlights include:

✓	The positions of Chairman & CEO are separated

✓	All directors are independent, other than the CEO, and are annually elected

✓	Board committees are comprised entirely of independent directors

✓	Our Director Resignation Policy requires any director nominee in an uncontested director election who receives a majority withheld votes to tender his or her resignation

✓	Our Corporate Governance Policies provide that your Board considers diversity, age, experience and skills, among other attributes when evaluating nominees for your Board

✓	The Corporate Governance Committee and Board engage in rigorous director succession planning; directors may not stand for reelection after age 72

✓	Active shareholder engagement

✓	Shareholder right to call special meetings

✓	Robust stock ownership guidelines and a policy prohibiting short sales, hedging, margin accounts and pledging by our directors and executive officers

Additional information on our corporate governance practices can be found in our proxy statement in the “Proxy Summary” (Page 2) and “Corporate Governance and Board of Directors Information” (Page 13) sections.

Executive Compensation

After engaging with our top shareholders in 2013 and 2014, we made significant changes to our compensation plans and programs, which resulted in 92% support for our shareholders’ advisory vote to approve named executive officer compensation proposal at our 2014 annual meeting of shareholders. While these changes are described more fully in our proxy statement in the table on page 45, the most significant changes made during 2014 included:

•	Creating a pool of funds for the Short-Term Incentive Program (STIP) payout based on Operating EPS (a non-GAAP financial measure) achieved during the plan year to ensure incentive payouts are aligned with Company Operating earnings results, resulting in a STIP award reduction for all 2014 named executive officers;

•	Strengthening the relationship between pay and performance by providing a completely at-risk Long-Term Incentive Program (LTIP);

•	Eliminating overlapping performance measures in the STIP and LTIP, with the exception of the Safety performance measure; and

•	Implementing a clawback policy.

As we continued to benchmark our plans and programs, we implemented further changes to support a direct alignment between pay, performance and your interests as shareholders. As described in more detail on page 46 in our proxy statement, these enhancements included amending the Change in Control Severance Plan to align more closely with current market practice, and redesigning the LTIP to eliminate the performance share component to, among other things, further align executives’ interests with your Company’s long-term success.

Your Board strongly believes that these changes, in conjunction with continued shareholder outreach, are in the best interests of shareholders and I urge you to vote “FOR” our “Say-on-Pay” (Item 3) and 2015 Incentive Compensation Plan (Item 4) proposals and to support the other recommendations of your Board. Please vote today — your vote is important.

Thank you for your ongoing support of FirstEnergy.

Sincerely,

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2015 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2015. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2015.